Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

I consent to the incorporation by reference in the registration statement on Post-Effective Amendment No. 1 To Form S-8 of VOIS, Inc. (“the Company”) of my report dated April 3, 2013, with respect to the balance sheets at December 31, 2012, and the related statements of operations, changes in shareholders’ equity and cash flows for the Company for the year then ended included in the Company’s Annual Report on Form 10-K.

/s/ Patrick Rodgers
Patrick Rodgers
Certified Public Accountant

Altamonte Springs, Florida
September 9, 2013